EXHIBIT 99.1
                                                                 ------------

                             [SPORT SUPPLY LOGO]


 FOR IMMEDIATE RELEASE                              FOR FURTHER INFORMATION:
 Tuesday, August 12, 2003                           At the Company:
                                                    John P. Walker
                                                    President, SSG
                                                    972/406-7108


                SPORT SUPPLY GROUP REPORTS PROFITABLE RESULTS
                    FOR FIRST QUARTER ENDED JUNE 27, 2003


 Dallas, Texas Tuesday, August  12, 2003 - Sport  Supply Group, Inc.  (OTCBB:
 SSPY), a leading sporting goods distributor and e commerce company, today announced profitable results for the three months ended June 27, 2003. Net income before cumulative effect of accounting change for the quarter ended June 2003 was $115 thousand compared to $210 thousand for the quarter ended June 2002. Earnings per share for the quarter, before cumulative effect of accounting change, was $0.01 per diluted share as compared to $0.02 the previous year. The June 2002 quarter reflects a one-time, $7.4 million non-cash charge associated with the cumulative accounting effect of implementing Financial Accounting Standards Board Statement 142 (Accounting for Goodwill and Other Intangible Assets). The loss for the quarter ending June 2002 was ($0.81) per diluted share after this non-cash charge.

 The Company reported continued customer migration to its websites. Orders entered over its websites increased by 91% for the quarter and sales over its websites increased by more than 50% from the same quarter last year. During the quarter the Company processed more than 9,100 orders over the web as compared to 4,800 orders last year for the comparable period.

 John P. Walker, President stated, "The results of the June quarter continue to build upon our core strategy of making the company more efficient while at the same time executing our core fundamentals.

 "While state and federal budget cuts have affected school spending, we have been successful in increasing our core business with schools during the quarter. Our results reflect softness in our resale and dealer revenues while our traditional direct mail business performed better as compared to the same quarter last year. We continue to see strong migration to the company's websites that will allow us to continue to enjoy significant savings in overhead.

 "We are continuing our revenue diversification strategies to broaden our market reach and expand our sales of sporting goods beyond our traditional institutional sporting goods customer base. Sales and marketing programs directed to big-box retail, corporations, associations and consumers are being launched. We anticipate these efforts will contribute revenue later this fiscal year."


 Sport Supply Group is a leading direct marketer and B2B e commerce supplier of sporting goods equipment to the institutional and youth sports market place. Athletes, coaches and instructors in schools, colleges, universities, governmental agencies, camps and youth organizations across the country use the Company's products.

 For more information about Sport Supply Group or to sign up as an associate for your organizations own on-line sporting goods store, please visit www.sportsupplygroup.com.


 ----------------------------------------------------------------------------
 This news release, other than the historical information, consists of forward looking statements that involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Reports on Form 10-K and Form 10-Q. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially.
 ----------------------------------------------------------------------------

 Sport Supply Group Inc
 Summary Financial Information
 First Quarter Ended June 27, 2003

 Summary Operating Results                               Quarter Ended
                                                 ----------------------------
                                                 June 2003          June 2002
                                                 ----------------------------
                                                (unaudited)       (unaudited)
 Revenues                                        25,961,460        26,773,157
 Gross Profit                                     7,374,801         8,139,289
 SG&A Expenses                                    6,937,190         7,553,030
 Internet Expenses                                  117,340            73,619
                                                 ----------------------------
 Operating Income                                   320,271           512,640
 Interest & Other Expense                           136,249           176,074
 Taxes On Income                                     68,979           126,844
                                                 ----------------------------
 Net Income  Before Cumulative
   Effect of Accounting Change                      115,043           209,722
 Cumulative Effect of Accounting Change                            (7,442,432)
 Net Income (Loss) After Cumulative
   Effect of Accounting Change                      115,043       (7,232,710)
                                                 ----------------------------

 EPS - Before Accounting Change                 $       .01      $       0.02
 EPS - After Accounting Change                  $       .01      $      (0.81)


                                                 ----------------------------
 Summary Balance Sheets                          June 27, 2003 March 28, 2003
                                                 ----------------------------
                                                 (unaudited)
 Cash and Equivalents                               929,530         2,142,302
 Accounts Receivable                             13,495,781        20,245,675
 Inventory                                       19,741,323        19,564,314
 Other Current Assets                             2,199,751         2,102,125
                                                 ----------------------------
 Total Current Assets                            36,366,385        44,054,416
 Property                                         8,124,317         8,519,936
 Other Assets                                     8,877,263         9,421,287
                                                 ----------------------------
 Total Assets                                    53,367,965        61,995,639
                                                 ============================

 Current Liabilities                              9,139,845        16,338,359
 Long Term Debt                                  16,067,550        17,611,753
 Stockholders' Equity                            28,160,570        28,045,527
                                                 ----------------------------
 Total Liabilities and Equity                    53,367,965        61,995,639
                                                 ============================

  Please refer to our Form 10-Q as filed with the SEC for complete financial information.